EXHIBIT 10.4

TRADEMARK LICENSE AGREEMENT:

LICENSOR’S PERSPECTIVE (U.S. ONLY)

THIS AGREEMENT is entered into this 31st day of October, 2018 by and between Charles Scott, an individual having an address at 3321 Beechcliff Ln. Alexandria, VA 22306 (“LICENSOR”), and Clinical & Herbal Innovations, Inc, a Georgia corporation with offices at 206 N. Washington St. #100. Alexandria, VA 22314 (“LICENSEE”).

W I T N E S S E T H:

WHEREAS, LICENSOR is the sole and exclusive owner of the trademarks and registrations identified more fully in Schedule A attached hereto (the “Trademarks”); and

WHEREAS, LICENSOR has the power and authority to grant to LICENSEE the right, privilege and license to use the Trademarks on or in association with the goods and/or services covered by the registrations (the “Licensed Products”); and

WHEREAS, LICENSEE has represented that it has the ability to manufacture, market and distribute the Licensed Products in the Territory identified in Schedule A attached hereto (the "Territory") and to use the Trademarks on or in association with the Licensed Products; and

WHEREAS, LICENSEE desires to obtain from LICENSOR a license to use, manufacture, have manufactured and sell Licensed Products in the Territory and to use the Trademarks on or in association with the Licensed Products; and

WHEREAS, both LICENSEE and LICENSOR are in agreement with respect to the terms and conditions upon which LICENSEE shall use the Trademarks;

NOW, THEREFORE, in consideration of the promises and agreements set forth herein, the parties, each intending to be legally bound hereby, do promise and agree as follows.

1. LICENSE GRANT

A. LICENSOR hereby grants to LICENSEE, for the Term of this Agreement as recited in Schedule A attached hereto, a non-exclusive license to use the Trademarks on or in association with the Licensed Products in the Territory, as well as on packaging, promotional and advertising material associated therewith.

B. LICENSOR hereby grants to LICENSEE, for the Term of this Agreement as recited in Schedule A attached hereto, the non-exclusive right and license to use, manufacture, have manufactured, sell, distribute and advertise the Licensed Products in the Territory. It is understood and agreed that this license shall pertain only to the Trademarks and the Licensed Products and does not extend to any other mark, product or service.

C. LICENSEE may not grant any sublicenses to any third party without the prior express written consent of the LICENSOR which may be withheld for any reason.

1 of 9

D. LICENSEE shall not make or authorize any use, direct or indirect, of the Trademarks and/or the Licensed Products, like or similar, outside of the Territory and will not knowingly sell the Licensed Products to persons who intend or are likely to resell them outside of the Territory.

2. TERM OF THE AGREEMENT

This Agreement and the provisions hereof, except as otherwise provided, shall be in full force and effect commencing on the date of execution by both parties and shall extend for a Term as recited in Schedule A attached hereto (the “Term”).

3. COMPENSATION

A. In consideration for the licenses granted hereunder, LICENSEE agrees to pay to LICENSOR during the Term of this Agreement a royalty in the amount recited in Schedule A attached hereto (the “Royalty”) based on LICENSEE’s Net Sales of Licensed Products, and agrees to provide LICENSOR with other good and valuable consideration, the receipt of which is hereby acknowledged by LICENSOR.

B. In the event that LICENSEE grants any previously approved sub-licenses for the use of the Trademarks outside of the Territory, LICENSEE shall pay LICENSOR FIFTY PERCENT (50%) of the gross income received by LICENSEE from such sub-licensees.

C. The Royalty owed LICENSOR shall be calculated on a quarterly calendar basis (the "Royalty Period") and shall be payable no later than thirty (30) days after the termination of the preceding full calendar quarter, i.e., commencing on the first (1st) day of January, April, July and October with the exception of the first and last calendar quarters which may be "short" depending upon the effective date of this Agreement.

D. With each Royalty Payment, LICENSEE shall provide LICENSOR with a written royalty statement in a form acceptable to LICENSOR. Such royalty statement shall be certified as accurate by a duly authorized officer of LICENSEE, reciting the stock number, item, units sold, description, quantity shipped, gross invoice, amount billed customers less discounts, allowances, returns and reportable sales for each Licensed Product. Such statements shall be furnished to LICENSOR whether or not any Licensed Products were sold during the Royalty Period.

E. LICENSEE agrees to pay to LICENSOR a Guaranteed Minimum Royalty in accordance with the terms of Schedule A attached hereto (the "Guaranteed Minimum Royalty"). As recited in Schedule A, a portion of the Guaranteed Minimum Royalty for the first year shall be payable as an Advance against royalties (the "Advance"). The actual royalty payments shall reflect the amount of all Guaranteed Minimum Royalty payments, including any Advances made.

F. "Net Sales" shall mean LICENSEE's gross sales (the gross invoice amount billed customers) of Licensed Products, less discounts and allowances actually shown on the invoice (except cash discounts not deductible in the calculation of Royalty) and, further, less any bona fide returns (net of all returns actually made or allowed as supported by credit memoranda actually issued to the customers). No other costs incurred in the manufacturing, selling, advertising, and distribution of the Licensed Products shall be deducted nor shall any deduction be allowed for any uncollectible accounts or allowances.

2 of 9

G. A Royalty obligation shall accrue upon the sale of the Licensed Products regardless of the time of collection by LICENSEE. For purposes of this Agreement, a Licensed Product shall be considered "sold" upon the date when such Licensed Product is billed, invoiced, shipped, or paid for, whichever event occurs first.

H. If LICENSEE sells any Licensed Products to any party affiliated with LICENSEE, or in any way directly or indirectly related to or under the common control with LICENSEE, at a price less than the regular price charged to other parties, the Royalty payable to LICENSOR shall be computed on the basis of the regular price charged to other parties.

I. The receipt or acceptance by LICENSOR of any royalty statement, or the receipt or acceptance of any royalty payment made, shall not prevent LICENSOR from subsequently challenging the validity or accuracy of such statement or payment.

J. Upon expiration or termination of this Agreement, all Royalty obligations, including any unpaid portions of the Guaranteed Minimum Royalty, shall be accelerated and shall immediately become due and payable.

K. LICENSEE's obligations for the payment of a Royalty and the Guaranteed Minimum Royalty shall survive expiration or termination of this Agreement and will continue for so long as LICENSEE continues to manufacture, sell or otherwise market the Licensed Products.

L. All payments due hereunder shall be made in United States currency drawn on a United States bank, unless otherwise specified between the parties.

M. Late payments shall incur interest at the rate of ONE PERCENT (1%) per month from the date such payments were originally due.

4. AUDIT

A. LICENSOR shall have the right, upon at least five (5) days written notice and no more than once per calendar year, to inspect LICENSEE's books and records and all other documents and material in the possession of or under the control of LICENSEE with respect to the subject matter of this Agreement at the place or places where such records are normally retained by LICENSEE. LICENSOR shall have free and full access thereto for such purposes and shall be permitted to make copies thereof and extracts therefrom.

B. In the event that such inspection reveals a discrepancy in the amount of Royalty owed LICENSOR from what was actually paid, LICENSEE shall pay such discrepancy, plus interest, calculated at the rate of ONE AND ONE-HALF PERCENT (1 1/2%) per month. In the event that such discrepancy is in excess of ONE THOUSAND UNITED STATES DOLLARS ($1,000.00), LICENSEE shall also reimburse LICENSOR for the cost of such inspection including any attorney's fees incurred in connection therewith.

3 of 9

C. All books and records relative to LICENSEE's obligations hereunder shall be maintained and kept accessible and available to LICENSOR for inspection for at least three (3) years after termination of this Agreement.

D. In the event that an investigation of LICENSEE's books and records is made, certain confidential and proprietary business information of LICENSEE may necessarily be made available to the person or persons conducting such investigation. It is agreed that such confidential and proprietary business information shall be retained in confidence by LICENSOR and shall not be used by LICENSOR or disclosed to any third party for a period of two (2) years from the date of disclosure, or without the prior express written permission of LICENSEE unless required by law. It is understood and agreed, however, that such information may be used in any proceeding based on LICENSEE's failure to pay its actual Royalty obligation.

5. WARRANTIES AND OBLIGATIONS

A. LICENSOR represents and warrants that it has the right and power to grant the licenses granted herein and that there are no other agreements with any other party in conflict herewith.

B. LICENSOR further represents and warrants that the Trademarks do not infringe any valid right of any third party.

C. LICENSEE represents and warrants that it will use its best efforts to promote, market, sell, and distribute the Licensed Products.

D. LICENSEE shall be solely responsible for the manufacture, production, sale, and distribution of the Licensed Products and will bear all related costs associated therewith.

E. It is the intention of the parties that LICENSEE shall introduce the Licensed Products in the Territory on or before the Product Introduction Date recited in Schedule A and commence shipment of Licensed Products in the Territory on or before the Initial Shipment Date recited in Schedule A. Failure to meet either the Product Introduction Date or the Initial Shipment Date shall constitute grounds for immediate termination of this Agreement by LICENSOR.

6. NOTICES, QUALITY CONTROL AND SAMPLES

A. The licenses granted hereunder are conditioned upon LICENSEE's full and complete compliance with the marking provisions of the patent, trademark and copyright laws of the United States.

B. The Licensed Products, as well as all promotional, packaging, and advertising material relative thereto, shall include all appropriate legal notices as required by LICENSOR.

C. The Licensed Products shall be of a high quality which is at least equal to comparable products previously manufactured and marketed by LICENSEE under the trademarks and in conformity with a standard sample approved by LICENSOR.

D. If the quality of a class of the Licensed Products falls below such a production-run quality, as previously approved by LICENSOR, LICENSEE shall use its best efforts to restore such quality. In the event that

4 of 9

LICENSEE has not taken appropriate steps to restore such quality within thirty (30) days after notification by LICENSOR, LICENSOR shall have the right to terminate this Agreement and require that the LICENSEE cease using the Trademarks.

E. Prior to the commencement of manufacture and sale of the Licensed Products, LICENSEE shall submit to LICENSOR, at no cost to LICENSOR and for approval as to quality, six (6) sets of samples of all Licensed Products which LICENSEE intends to manufacture and sell and one (1) complete set of all promotional and advertising material associated therewith. Failure of LICENSOR to approve such samples within ten (10) working days after receipt thereof will be deemed approval. If LICENSOR should disapprove any sample, it shall provide specific reasons for such disapproval. Once such samples have been approved by LICENSOR, LICENSEE shall not materially depart therefrom without LICENSOR's prior express written consent, which shall not be unreasonably withheld.

F. At least once during each calendar year, LICENSEE shall submit to LICENSOR, for approval, an additional twelve (12) sets of samples.

G. The LICENSEE agrees to permit LICENSOR or its representative to inspect the facilities where the Licensed Products are being manufactured and packaged.

7. NOTICE AND PAYMENT

A. Any notice required to be given pursuant to this Agreement shall be in writing and delivered personally to the other designated party at the above stated address or mailed by certified or registered mail, return receipt requested or delivered by a recognized national overnight courier service.

B. Either party may change the address to which notice or payment is to be sent by written notice to the other in accordance with the provisions of this paragraph.

8. PATENTS, TRADEMARKS AND COPYRIGHTS

A. LICENSOR shall seek, obtain and, during the Term of this Agreement, maintain in its own name and at its own expense, appropriate protection for the Trademarks.

B. In the event that LICENSEE requests that LICENSOR obtain trademark protection for a particular item for which LICENSOR had not, heretofore, obtained such protection, LICENSOR agrees to take reasonable steps to obtain such protection, provided, however, that LICENSEE shall be obligated to reimburse LICENSOR for the cost of filing, prosecuting and maintaining same.

C. It is understood and agreed that LICENSOR shall retain all right, title and interest in the Trademarks as well as any modifications made to the Trademarks by LICENSEE.

D. The parties agree to execute any documents reasonably requested by the other party to effect any of the above provisions.

E. LICENSEE acknowledges LICENSOR's exclusive rights in the Trademarks and, further, acknowledges that the Trademarks are unique and original to LICENSOR and that LICENSOR is the owner thereof. LICENSEE shall not, at any time during or after the effective Term of the Agreement dispute or contest, directly or

5 of 9

indirectly, LICENSOR's exclusive right and title to the Trademarks or the validity thereof. LICENSOR, however, makes no representation or warranty with respect to the validity of any patent, trademark or copyright which may issue or be granted therefrom.

F. LICENSEE acknowledges that the Trademarks have acquired secondary meaning.

G. LICENSEE agrees that its use of the Trademarks inures to the benefit of LICENSOR and that the LICENSEE shall not acquire any rights in the Trademarks.

9. TERMINATION

The following termination rights are in addition to the termination rights that may be provided elsewhere in this Agreement:

A. Immediate Right of Termination. LICENSOR shall have the right to immediately terminate this Agreement by giving written notice to LICENSEE in the event that LICENSEE does any of the following:

(1) fails to meet the Product Introduction Date or the Initial Shipment Date as specified in Schedule A; or

(2) after having commenced sale of the Licensed Products, fails to continuously sell Licensed Products for three (3) consecutive Royalty Periods; or

(3) fails to obtain or maintain product liability insurance in the amount and of the type provided for herein; or

(4) files a petition in bankruptcy or is adjudicated bankrupt or insolvent, or makes an assignment for the benefit of creditors, or an arrangement pursuant to any bankruptcy law, or if the LICENSEE discontinues its business or a receiver is appointed for the LICENSEE or for LICENSEE’s business and such receiver is not discharged within thirty (30) days; or

(5) breaches any of the provisions of this Agreement relating to the unauthorized assertion of rights in the Trademarks; or

(6) fails, after receipt of written notice from LICENSOR, to immediately discontinue the distribution or sale of the Licensed Products or the use of any packaging or promotional material which does not contain the requisite legal legends; or

(7) fails to make timely payment of Royalties when due two or more times during any twelve-month period.

B. Immediate Right to Terminate a Portion. LICENSOR shall have the right to immediately terminate the portion(s) of the Agreement relating to any Licensed Product(s) if LICENSEE, for any reason, fails to meet the

6 of 9

Product Introduction Dates or the Initial Shipment Dates specified in Schedule A or, after the commencement of manufacture and sale of a particular Licensed Product, ceases to sell commercial quantities of such Licensed Product for three (3) consecutive Royalty Periods.

C. Right to Terminate on Notice. This Agreement may be terminated by either party upon thirty (30) days written notice to the other party in the event of a breach of a material provision of this Agreement by the other party, provided that, during the thirty (30) day period, the breaching party fails to cure such breach.

D. LICENSEE shall have the right to terminate this Agreement at any time on sixty (60) days written notice to LICENSOR. In such event, all moneys paid to LICENSOR shall be deemed non-refundable and LICENSEE's obligation to pay any guaranteed moneys, including the Guaranteed Minimum Royalty, shall be accelerated and any yet unpaid guaranteed moneys shall become immediately due and payable.

10. POST TERMINATION RIGHTS

A. Not less than thirty (30) days prior to the expiration of this Agreement or immediately upon termination thereof, LICENSEE shall provide LICENSOR with a complete schedule of all inventory of Licensed Products then on-hand (the "Inventory").

B. Upon expiration or termination of this Agreement, except for reason of a breach of LICENSEE's duty to comply with the quality control or legal notice marking requirements, LICENSEE shall be entitled, for an additional period of three (3) months and on a nonexclusive basis, to continue to sell such Inventory. Such sales shall be made subject to all of the provisions of this Agreement and to an accounting for and the payment of a Royalty thereon. Such accounting and payment shall be due and paid within thirty (30) days after the close of the said three (3) month period.

C. Upon the expiration or termination of this Agreement, all of the rights of LICENSEE under this Agreement shall forthwith terminate and immediately revert to LICENSOR and LICENSEE shall immediately discontinue all use of the Trademarks at no cost whatsoever to LICENSOR.

D. Upon termination of this Agreement for any reasons whatsoever, LICENSEE agrees to immediately return to LICENSOR all material relating to the Trademarks including, but not limited to, all artwork, color separations, prototypes and the like, as well as any market studies or other tests or studies conducted by LICENSEE with respect to the Trademarks, at no cost whatsoever to LICENSOR.

11. GOOD WILL

LICENSEE recognizes the value of the good will associated with the Trademarks and acknowledges that the Trademarks and all rights therein including the good will pertaining thereto, belong exclusively to LICENSOR.

12. INFRINGEMENTS

A. LICENSEE shall have the right, in its discretion, to institute and prosecute lawsuits against third persons for infringement of the rights licensed in this Agreement.

7 of 9

B. If LICENSEE does not institute an infringement suit within ninety (90) days after LICENSOR's written request that it do so, LICENSOR may institute and prosecute such lawsuit. Any lawsuit shall be prosecuted solely at the cost and expense of the party bringing suit and all sums recovered in any such lawsuits, whether by judgment, settlement or otherwise, in excess of the amount of reasonable attorneys' fees and other out of pocket expenses of such suit, shall be divided equally between the parties.

C. Upon request of the party bringing the lawsuit, the other party shall execute all papers, testify on all matters, and otherwise cooperate in every way necessary and desirable for the prosecution of any such lawsuit. The party bringing suit shall reimburse the other party for the expenses incurred as a result of such cooperation.

13. INDEMNITY

LICENSEE agrees to defend and indemnify LICENSOR, its officers, directors, agents and employees, against all costs, expenses and losses (including reasonable attorneys' fees and costs) incurred through claims of third parties against LICENSOR based on the manufacture or sale of the Licensed Products including, but not limited to, actions founded on product liability.

14. INSURANCE

LICENSEE shall, throughout the Term of the Agreement, obtain and maintain at its own cost and expense from a qualified insurance company licensed to do business in [State], standard Product Liability Insurance naming LICENSOR as an additional named insured. Such policy shall provide protection against any and all claims, demands and causes of action arising out of any defects or failure to perform, alleged or otherwise, of the Licensed Products or any material used in connection therewith or any use thereof. The amount of coverage shall be as specified in Schedule A attached hereto. The policy shall provide for ten (10) days notice to LICENSOR from the insurer by Registered or Certified Mail, return receipt requested, in the event of any modification, cancellation or termination thereof. LICENSEE agrees to furnish LICENSOR a certificate of insurance evidencing same within thirty (30) days after execution of this Agreement and, in no event shall LICENSEE manufacture, distribute or sell the Licensed Products prior to receipt by LICENSOR of such evidence of insurance.

15. JURISDICTION AND DISPUTES

A. This Agreement shall be governed in accordance with the laws of the State of [State].

B. All disputes under this Agreement shall be resolved by the courts of the State of [State], including the United States District Court for the [district] of [State], and the parties all consent to the jurisdiction of such courts, agree to accept service of process by mail, and hereby waive any jurisdictional or venue defenses otherwise available to it.

16. AGREEMENT BINDING ON SUCCESSORS

The provisions of this Agreement shall be binding on and shall inure to the benefit of the parties hereto, and their heirs, administrators, successors and assigns.

8 of 9

17. WAIVER

No waiver by either party of any default shall be deemed as a waiver of prior or subsequent default of the same or other provisions of this Agreement.

18. SEVERABILITY

If any term, clause, or provision hereof is held invalid or unenforceable by a court of competent jurisdiction, such invalidity shall not affect the validity or operation of any other term, clause or provision and such invalid term, clause or provision shall be deemed to be severed from the Agreement.

19. NO JOINT VENTURE

Nothing contained herein shall constitute this arrangement to be employment, a joint venture or a partnership.

20. ASSIGNABILITY

The license granted hereunder is personal to LICENSEE and shall not be assigned by any act of LICENSEE or by operation of law unless in connection with a transfer of substantially all of the assets of LICENSEE or with the consent of LICENSOR.

21. INTEGRATION

This Agreement constitutes the entire understanding of the parties, and revokes and supersedes all prior agreements between the parties, including any option agreements which may have been entered into between the parties, and is intended as a final expression of their Agreement. It shall not be modified or amended except in writing signed by the parties hereto and specifically referring to this Agreement. This Agreement shall take precedence over any other documents which may be in conflict with said Agreement.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have each caused to be affixed hereto its or his/her hand and seal the day indicated.

Charles Scott	Clinical & Herbal Innovations, Inc.

By:	By:

Title:

Date:	Date:

9 of 9

SCHEDULE A

1. Licensed Trademarks

The following Trademarks form part of this Agreement:

Vasonoxol, U.S. Registration number: 5082860, date of registration: November 15, 2016, G & S: Dietary and nutritional supplements; Food supplements; Food supplements for vascular health.

2. Licensed Products

The following Licensed Products form part of this Agreement: Vasonoxol

3. Territory

This agreement shall not be limited by Territory:

4. Term

This Agreement shall commence on the date executed by both parties and shall extend for an initial Term of: five (5) YEARS

5. Options and Royalty

LICENSOR hereby grants LICENSEE two (2) separately exercisable options (the "Options") to renew this Agreement for additional two (2) year extended Terms on the same terms and conditions provided for herein, provided: a) LICENSEE provides written notice of its intention to exercise this Option within sixty (60) days prior to expiration of the then in-effect Term; and b) LICENSEE shall have paid LICENSOR total royalty of at least fifty-thousand UNITED STATES DOLLARS ($50,000) during the then in-effect Term.

6. Guaranteed Minimum Royalty & Advance

LICENSEE agrees to pay LICENSOR an Advance of $500 UNITED STATES DOLLARS ($500) upon execution of this Agreement.